Exhibit 99.1

Press Release
For More Information, Call:
ELLEN M. SYKORA
INVESTOR RELATIONS	JANUARY 8, 2007
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK COMPLETES ACQUISITION OF PEMSTAR

ANGLETON, TX, JANUARY 8, 2007 — Benchmark Electronics, Inc. (NYSE: BHE), a leading provider of electronics manufacturing and design services to original equipment manufacturers, announced today it has completed its acquisition of Pemstar Inc. Pursuant to the Agreement and Plan of Merger among Benchmark, Autobahn Acquisition Corp. and Pemstar dated October 16, 2006, each issued and outstanding share of common stock, par value $0.01 per share, of Pemstar has been converted into the right to receive 0.16 of a share of common stock, par value $0.10 per share, of Benchmark. Information regarding the exchange of share certificates will be sent to Pemstar shareholders.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. With the acquisition of Pemstar, Benchmark’s global operations now include 24 facilities in nine countries. Benchmark’s common shares trade on the New York Stock Exchange under the symbol BHE. More information about Benchmark can be found at www.bench.com.

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